Exhibit (a)(iv)

COHEN & STEERS REALTY SHARES, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Realty Shares, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:    The number of shares of common stock, $0.001 par value per share (the “Common Stock”), that the Corporation has authority to issue is hereby increased by 500,000,000 shares to an aggregate of 700,000,000 shares, having an aggregate par value of $700,000.

SECOND:    All 500,000,000 of the additional shares of Common Stock authorized in Article FIRST are hereby classified and designated as shares of six new classes of Common Stock, as follows:

Name of Class	Number of Shares

Class A Common Stock	100,000,000

Class C Common Stock	50,000,000

Class F Common Stock	50,000,000

Class I Common Stock	200,000,000

Class R Common Stock	50,000,000

Class Z Common Stock	50,000,000

THIRD:     The shares classified as set forth above shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the new classes of Common Stock as set forth in the charter of the Corporation (the “Charter”).

FOURTH:    Prior to the classification and designation in these Articles Supplementary, the total number of shares of all classes of stock which the Corporation had authority to issue was 200,000,000 shares, $0.001 par value per share, having an aggregate par value of $200,000, classified and designated as follows:

Class L Common Stock	200,000,000

FIFTH:    As classified and designated hereby, the total number of shares of all classes of stock which the Corporation has authority to issue is 700,000,000 shares, $0.001 par value per share, having an aggregate par value of $700,000, classified and designated as follows:

Class A Common Stock	100,000,000
Class C Common Stock	50,000,000
Class F Common Stock	50,000,000
Class I Common Stock	200,000,000
Class L Common Stock	200,000,000
Class R Common Stock	50,000,000
Class Z Common Stock	50,000,000

SIXTH:    The Board of Directors increased the total number of authorized shares of Common Stock pursuant to Section 2-105(c) of the Maryland General Corporation Law (the “MGCL”) and classified the additional shares of Common Stock pursuant to Section 2-208 of the MGCL and under the authority contained in the Charter.

SEVENTH:    These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

EIGHTH:    The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Secretary and Chief Legal Officer on this 26th day of April, 2019.

ATTEST:	COHEN & STEERS REALTY SHARES, INC.

By: /s/ Dana A. DeVivo	By: /s/ Adam M. Derechin
Name: Dana A. DeVivo	Name: Adam M. Derechin
Title: Secretary and Chief Legal Officer	Title: President and Chief Executive Officer